FORM 8-K

EXHIBIT 99.1

CTS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS - Unaudited
(In thousands of dollars)

	December 31, 2003	December 31, 2002*

	(UNAUDITED)
Cash and equivalents	$25,346	$9,225
Accounts receivable, net	72,290	63,802
Inventories, net	31,925	36,262
Other current assets	35,205	43,045

Total current assets	164,766	152,334

Property, plant and equipment, net	122,481	148,632
Other assets	195,003	189,066

Total Assets	$482,250	$490,032

Current maturities of long-term debt	$--	$28,350
Accounts payable	52,252	44,490
Other accrued liabilities	43,437	61,716

Total current liabilities	95,689	134,556

Long-term debt	75,880	67,000
Other obligations	16,490	23,456
Shareholders’ equity	294,191	265,020

Total Liabilities and Shareholders' Equity	$482,250	$490,032

*The balance sheet at December 31, 2002 has been derived from the audited financial statements at that date.